Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Promotes Kevin Crutchfield to President

ABINGDON, Va., January 8, 2007—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of Appalachian coal to electric utilities and steel producers, announced that its board of directors has approved the promotion of Executive Vice President Kevin S. Crutchfield to President of the company.

Crutchfield, a 21-year coal industry veteran who has been with Alpha since its formation, will assume more day-to-day oversight of the company including Alpha’s sales, marketing and operations functions, allowing Chairman and CEO Michael J. Quillen to relinquish the role of President so he can devote more time to the company’s strategic direction and growth plans.

Alpha’s Board also accepted the resignation of director Hans J. Mende, who has served on the board of the company and its predecessor since March 2003.

“Hans Mende has played an important role in Alpha’s genesis as a company and our financial success following the company’s initial public offering. I am grateful for the many contributions he has made, and I wish him continued success in his role as President and CEO of AMCI,” said Quillen.

Quillen said that the appointment of Crutchfield to President “reflects the tremendous confidence the board and I have in his ability to oversee the company, its extensive operations and important customer relationships. With Kevin taking this hands-on role, I will be able to focus more of my energies on the strategic direction our company will take over the medium and long term.”

Crutchfield, 46, has spent 11 years in various technical, operating and executive management positions with Alpha and its predecessor and acquired companies. Crutchfield has been a member of Alpha’s executive team since February 2003 and most recently served as Executive Vice President. Prior to that he was President of Coastal Coal Co., LLC and Vice President of El Paso Corp. From 2000 to 2001 Crutchfield was President and CEO of AMVEST Minerals Corp. and President of the parent company, AMVEST Corp. Earlier in his career Crutchfield held various senior management positions at Pittston Coal Co. and Cyprus Amax Coal Co., including his last post there as Chairman of Cyprus Australia Coal Co. He is a former Chairman of the Kentucky Coal Association and is a member of the board of directors of the National Mining Association and the Virginia Coal Association and Vice Chairman of the West Virginia Coal Association.

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 91 percent of the company's reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 66 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.

ANRG

Investor / Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920